    As filed with the Securities and Exchange Commission on February 8, 2002
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ______________________________

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                    HEIDRICK & STRUGGLES INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                            36-2681268
     (State or other jurisdiction of      (I.R.S. Employer Identification No.)
     incorporation or organization)

                       233 South Wacker Drive, Suite 4200
                          Chicago, Illinois 60606-6303
               (Address of Principal Executive Offices) (Zip Code)

                    Heidrick & Struggles International, Inc.
                           Deferred Compensation Plan

                    Heidrick & Struggles International, Inc.
                   Deferred Compensation Plan for UK Employees
                            (Full Title of the Plans)

                              Stephanie W. Abramson
                    Heidrick & Struggles International, Inc.
                                 245 Park Avenue
                            New York, New York 10167
                     (Name and Address of Agent for Service)

                                 (212) 551-1639
          (Telephone Number, Including Area Code, of Agent for Service)
                         ______________________________

                                    Copy to:

                                A. Richard Susko
                            Cleary, Gottlieb, Steen &
                                    Hamilton
                                One Liberty Plaza
                            New York, New York 10006


                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
  Title of Securities            Amount             Proposed Maximum       Proposed Maximum           Amount of
         to be                    to be            Offering Price Per     Aggregate Offering        Registration
       Registered              Registered                Share                   Price                   Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 (1)                     750,000 shares            $15.94 (3)           $11,955,000 (3)         $1,100.00 (3)

----------------------------------------------------------------------------------------------------------------------
Deferred Compensation
Obligations (2)             $ 15,000,000                  N/A               $15,000,000 (4)         $1,380.00 (4)

----------------------------------------------------------------------------------------------------------------------

(1) Consists of common shares of Heidrick & Struggles International, Inc. (the "Common Stock") to be issued pursuant to the Heidrick & Struggles Deferred Compensation Plan (the "US Plan") and the Heidrick & Struggles International, Inc. Deferred Compensation Plan for UK Employees (the "UK Plan"), (collectively the "Plans"), together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plans as a result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

(2) The deferred compensation obligations are unsecured obligations of Heidrick & Struggles International, Inc. to pay deferred compensation in the future in accordance with the terms of the Plans.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 with respect to shares of Common Stock issuable pursuant to the Plans and based upon the average of the high and low prices of the Common Stock of Heidrick & Struggles International, Inc. as reported on NASDAQ on February 5, 2002.

(4) Solely for purposes of calculating the registration fee pursuant to Rule 457(h), the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans.

                                     Part I

        The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Note 1 to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the "Securities Act"). The information required in the
Section 10(a) prospectus is included in the documents being maintained and delivered by Heidrick & Struggles International, Inc. as required by Part I of Form S-8 and by Rule 428 under the Securities Act.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents are incorporated herein by reference:

        (a) The Registrant's Annual Report on Form 10-K, dated March 29, 2001, relating to the fiscal year ended December 31, 2000.

        (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

        (c) The description of the Common Stock of the Registrant contained under the caption "Description of Capital Stock--Common Stock" in the Registration Statement on Form S-1 (File No. 333-59931) as filed with the Commission and incorporated by reference to the Registration Statement on Form 8-A filed by the Registrant under the Exchange Act with the Commission on April 21, 1999.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        An aggregate principal amount of $15,000,000 of deferred compensation obligations are being registered hereby based on estimated contributions of participants in the Plans. Further amounts may be registered and issued as new or existing participants of the Plans elect to defer or request to waive portions of their compensation in subsequent years.

     Under the US Plan the obligations of the Registrant to pay such deferred amounts in the future to the US Plan participants in accordance with the terms of the US Plan (the "US Obligations") will be unsecured and unsubordinated indebtedness of the Registrant and will rank pari passu with other unsecured, unsubordinated indebtedness of the Registrant from time to time outstanding. Under the US Plan, there is no limitation on the Registrant's right to issue senior debt or other securities.

     The amount to be deferred by each participant in the US Plan will be determined in accordance with the US Plan based on elections by the participant. Amounts deferred by a participant will be credited to a participant's deferral account. Participants will make elections as to how their respective account balances shall be deemed invested among an interest-bearing cash account, an account referencing the value of Registrant stock, or such other alternatives that may be implemented pursuant to the provisions of the Plan. Participant accounts will be credited with earnings, gains and losses as if the deferred amounts were actually invested in accordance with the participant's investment elections. There is no trading market for the US Obligations.

     Each US Obligation will be payable as soon as reasonably practicable after the earlier of the first business day of the calendar quarter following a termination of the participant's employment with the Registrant for any reason or the date or dates selected by the participant in accordance with the terms of the US Plan. US Obligations relating to the interest-bearing cash account will be payable in cash and in a lump sum or such number of annual installments (subject to certain requirements of the US Plan), not to exceed ten, as directed by the participant. US Obligations relating to the Registrant stock account will be payable, in a lump sum, in shares of Registrant stock.

     As soon as is reasonably practicable following a change in control (as defined in the US Plan), a termination of the US Plan or a participant's death, the Registrant will pay to a participant the balance of his or her deferral account(s) in a lump sum.

     Other than by will or the laws of descent and distribution, the US Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the US Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void. Except for distributions from the US Plan in the form of shares of Common Stock, the US Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the US Obligations and each participant in the US Plan will be responsible for enforcing his or her own rights with respect to the US Obligations. The Registrant may establish a trust or trusts to serve as a source of funds from which it can satisfy the US Obligations. Participants in the US Plan will have no right to any assets held by such trust or trusts, except as general creditors of the Registrant. Assets of any trust will at all times be subject to the claims of the Registrant's general creditors.

     The Registrant reserves the right to amend or terminate the US Plan at any time, except that no such amendment shall adversely affect the right of a participant to the balance of his or her deferral account as of the date of such amendment or termination. The US Plan will remain in effect until it is terminated.

     Under the UK Plan the obligations of the Registrant to pay such waived amounts in the future to the UK Plan participants in accordance with the terms of the UK Plan (the "UK Obligations") will be unsecured and unsubordinated indebtedness of the Registrant and will rank pari passu with other unsecured, unsubordinated indebtedness of the Registrant from time to time outstanding. Under the UK Plan, there is no limitation on the Registrant's right to issue senior debt or other securities.

     The amount to be waived by each participant in the UK Plan will be determined in accordance with the UK Plan based on requests by the participant. Amounts waived by a participant will be credited to a participant's waiver account. Participants will make requests as to how their respective account balances shall be deemed invested among an interest-bearing cash account, an account referencing the value of Registrant stock, or such other alternatives that may be implemented pursuant to the provisions of the UK Plan. Participant accounts will be credited with earnings, gains and losses as if the waived amounts were actually invested in accordance with the participant's investment requests. There is no trading market for the UK Obligations.

     Each UK Obligation will be payable as soon as reasonably practicable after the earlier of the first business day of the calendar quarter following a termination of the participant's employment with the Registrant for any reason or the date or dates selected by the participant in accordance with the terms of the UK Plan. UK Obligations relating to the interest-bearing cash account will be payable in cash and in a lump sum or such number of annual installments (subject to certain requirements of the UK Plan), not to exceed ten, as directed by the participant. UK Obligations relating to the Registrant stock account will be payable, in a lump sum, in shares of Registrant stock.

     As soon as is reasonably practicable following a change in control (as defined in the UK Plan), a termination of the UK Plan or a participant's death, the Registrant will pay to a participant the balance of his or her waiver account(s) in a lump sum.

     Other than by will or the laws of descent and distribution, the UK Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the UK Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), will be null and void. Except for distributions from the UK Plan in the form of shares of Common Stock, the UK Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the UK Obligations and each participant in the UK Plan will be responsible for enforcing his or her own rights with respect to the UK Obligations. The Registrant may establish a trust or trusts to serve as a source of funds from which it can satisfy the UK Obligations. Participants in the UK Plan will have no right to any assets held by such trust or trusts, except as general creditors of the Registrant. Assets of any trust will at all times be subject to the claims of the Registrant's general creditors.

     The Registrant reserves the right to amend or terminate the UK Plan at any time, except that no such amendment shall adversely affect the right of a participant to the balance of his or her waiver account as of the date of such amendment or termination. The UK Plan will remain in effect until it is terminated.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") authorizes the Registrant to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of actions, suits and proceedings, civil or criminal, brought against them as such officers and directors if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

        The Registrant's Amended and Restated Bylaws provide for indemnification of officers and directors of the Registrant to the fullest extent authorized by
Section 145 of the Delaware Law. The Amended and Restated Bylaws authorize the Registrant to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of the Registrant or its subsidiaries against any liability asserted against or incurred by them in such capacity or arising out of their status as such, whether or not the Registrant would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of the Bylaws or Delaware law.

        The Registrant maintains a directors' and officers' insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such person in their respective capacities as officers and directors of the Registrant. Section 102(b)(7) of the Delaware Law permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty of care as a director. The Registrant's Amended and Restated Certificate of Incorporation limits a director's liability in accordance with Section 102(b)(7) of Delaware Law.

        The Plans provide for indemnification, to the maximum extent permitted by law, of the Compensation Committee of the Board of Directors and the Administrator of the Plan with respect to any action taken or omitted in good faith in connection with the interpretation or administration of the Plans.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K)

     Exhibit No.    Document
     ----------     --------

     4.1            Heidrick & Struggles International, Inc. Deferred
                    Compensation Plan

     4.2 Heidrick & Struggles International, Inc. Deferred Compensation Plan for UK Employees

     4.3 Form of Amended and Restated Certificate of Incorporation of the Registrant

     4.4            Form of Amended and Restated Bylaws of the Registrant

     5.1 Opinion of Cleary, Gottlieb, Steen & Hamilton regarding the validity of the securities being registered

     23.1           Consent of Arthur Andersen, LLP, Independent Accountants

     23.2           Consent of Cleary, Gottlieb, Steen & Hamilton (included in
                    Exhibit 5.1)

     24.1           Power of Attorney (included on signature page)

Item 9.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 5/th/ day of February, 2002.

                                  Heidrick & Struggles International, Inc.


                                        By:  /s/ Stephanie W. Abramson
                                             -------------------------
                                             Stephanie W. Abramson
                                             Chief Legal Officer

                                POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephanie W. Abramson and Kevin Smith, and each of the, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all future amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and things and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.

               Signature                                                 Title
               ---------                                                 -----
/s/ Piers Marmion                                   President, Chief Executive Officer and Director
-----------------                          (Principal Executive Officer)
Name: Piers Marmion

On this 1/st/ day of February, 2002


/s/ Kevin Smith                                     Chief Financial Officer and Treasurer (Principal
---------------                                                    Financial Officer)
Name:  Kevin Smith

On this 4/th/ day of February, 2002


/s/ Gerard R. Roche                                        Director
-------------------
Name: Gerard R. Roche

On this 4/th/ day of February, 2002

/s/ David C. Anderson                                      Director
---------------------
Name: David C. Anderson

On this 1/st/ day of February, 2002

/s/ Carlene M. Ziegler                                     Director
----------------------
Name: Carlene M. Ziegler

On this 1/st/ day of February, 2002

/s/ Thomas J. Friel                                        Director
-------------------
Name: Thomas J. Friel

On this 4/th/ day of February, 2002

/s/ Robert E. Knowling, Jr.                                Director
---------------------------
Name: Robert E. Knowling, Jr.

On this 5/th/ day of February, 2002

/s/ Bengt Lejsved                                          Director
-----------------
Name: Bengt Lejsved

On this 1/st/ day of February, 2002

/s/ Dr. Juergen B. Muelder                                 Director
----------------------------------
Name: Dr. Juergen B. Muelder

On this 1/st/ day of February, 2002

/s/ Robert W. Shaw                                         Director
---------------------------
Name: Robert W. Shaw

On this 1/st/ day of February, 2002

                                  EXHIBIT INDEX


   Exhibit                             Description                          Method of Filing
   Number
     4.1       Heidrick & Struggles International, Inc. Deferred            Filed herewith
               Compensation Plan

     4.2       Heidrick & Struggles International, Inc. Deferred            Filed herewith
               Compensation Plan for UK Employees

     4.3       Form of Amended and Restated Certificate of Incorporation    Filed as Exhibit 3.02
               of the Registrant                                            to the Registration
                                                                            Statement on S-4 (File
                                                                            No. 333-61023) and
                                                                            incorporated herein by
                                                                            reference

     4.4       Form of Amended and Restated Bylaws of the Registrant        Filed as Exhibit 3.02
                                                                            to the Registration
                                                                            Statement on Form S-4
                                                                            (File No. 333-61023)
                                                                            and incorporated
                                                                            herein by reference

     5.1       Opinion of Cleary, Gottlieb, Steen & Hamilton regarding      Filed herewith
               the validity of the securities being registered

    23.1       Consent of Arthur Andersen, LLP, Independent Accountants     Filed herewith

    23.2       Consent of Cleary, Gottlieb, Steen & Hamilton (included in   Filed herewith
               Exhibit 5.1)

    24.1       Power of Attorney (included on signature page)               Filed herewith